Exhibit 10.1

Jamie Elliott Vice President of Talent Management The Tile Shop Phone: [***] E-mail: [***]

Joe Kinder

Watertown, MN

Dear Joe,

This letter documents the agreed terms and conditions of your employment with Tile Shop Holdings, Inc. the “Company”) in a new position as Senior Vice President, Chief Merchant Officer, and your expected subsequent transition to non-executive employment as a Purchasing Advisor, all as set forth in more detail herein. This letter serves as an employment agreement and supersedes in its entirety your prior employment letter agreement dated October 16, 2020.

1.	Promotion to Senior Vice President, Chief Merchant Officer.

(a)	Position and Term. Effective on February 25, 2025 and continuing through December 31, 2026 or such earlier date as your employment may be terminated for any reason (such period, the “Officer Employment Period”), the Company will employ you as Senior Vice President, Chief Merchant Officer. This position is an executive officer of the Company, reporting directly to the President & CEO.

(b)	Compensation and Benefits. During the Officer Employment Period, your compensation and benefits as Senior Vice President, Chief Merchant Officer shall include the following:

(i)	You will be paid an annual salary of $350,000, effective as of January 1, 2025.

(ii)	You will be eligible to participate in the Company’s corporate bonus program. Under this plan, you will have a target bonus opportunity of 50% of your annual salary based on the Company’s performance.

(iii)	Subject to approval by the Company’s Board of Directors (or the applicable committee thereof), you will participate in the Company’s annual equity award program for executive officers, with an aggregate target annual equity award value of $200,000.

(iv)	You will receive paid time off per the applicable Company Policy, along with 7 paid holidays.

(v)	You will be eligible to participate in the standard benefits program in effect for employees, including medical, dental, life, and accident insurance.

(vi)	You will be eligible to participate in the Company’s 401(k) Retirement Savings Plan.

(c)	Change of Control.

(i)	In the event of a Change of Control (as defined in the Company’s 2021 Omnibus Equity Compensation Plan) of the Company, if (A) you are not offered employment or continued employment by the Successor Entity upon consummation of such Change of Control during the Officer Employment Period, or (B) prior to the first anniversary of such Change of Control and during the Officer Employment Period, (I) you are discharged by the Successor Entity other than for Severance Cause or (II) you resign from employment with the Successor Entity as a result of a Constructive Termination (as defined below), all of your unvested restricted stock award grants will vest and become exercisable immediately prior to such Change of Control or cessation of employment, as applicable.

(ii)	“Constructive Termination” will occur if you resign from your employment with the Successor Entity within 30 days following (A) a material reduction in your annual base salary or job responsibility or (B) the relocation of your principal office location to a facility or location located more than 50 miles from your principal office location on the date of the Change of Control.

(iii)	If you are terminated during the Officer Employment Period without Severance Cause (as defined below) or resign for Good Reason (as defined below) due to a Change of Control, you will be entitled to receive an amount equal to your then-current base salary for a six-month period commencing with the effective date of your termination of employment with the Company (the “Severance Period”). The foregoing amount will be payable pro rata over the Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the Company will not pay any severance payments unless and until (A) you execute and deliver to the Company a general release of claims on a form provided by the Company (“Release”) (B) such Release is executed and delivered to the Company within 21 days after your termination date and (C) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments will be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment. Following your termination date, all benefits offered by the Company, including health insurance benefits, will cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself.

(iv)	“Severance Cause” means (A) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the CFO; (B) conviction of, or plea of nolo contendere or guilty to, a felony other than an act involving a traffic related infraction; (C) any act of fraud, theft, embezzlement or other material dishonesty by you that harmed the Company; (D) intentional violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; or (E) repeated failure to perform your duties and obligations of your position with the Company, which failure is not cured within 30 days after notice of such failure from the CFO to you.

(v)	“Good Reason” for your resignation will exist if you resign from your employment with the Company as a result of (A) a material reduction in your annual base salary or job responsibility or (B) the relocation of your principal office location to a facility or location located more than 50 miles from your current principal office location.

2.	Transition to Purchasing Advisor.

(a)	Position and Term. Provided that you remain employed by the Company as Senior Vice President, Chief Merchant Officer through December 31, 2026, then effective on January 1, 2027 and continuing through December 31, 2028 or such earlier date as your employment may be terminated for any reason (such period, the “Transition Period”), the Company will employ you as a Purchasing Advisor. The Purchasing Advisor position is a non-officer employee position, and you hereby agree that you will resign all officer positions with the Company and its affiliates, effective as of the end of the Officer Employment Period.

(b)	Compensation and Benefits. During the Transition Period, your compensation and benefits as Purchasing Advisor shall include the following:

(i)	You will be paid an annual salary of $75,000.

(ii)	You will receive paid time off per the applicable Company policy, along with 7 paid holidays.

(iii)	You will be eligible to participate in the standard benefits program in effect for employees, including medical, dental, life, and accident insurance.

(iv)	You will be eligible to participate in the Company’s 401(k) Retirement Savings Plan.

(c)	Severance Benefits. If your employment as Purchasing Advisor is terminated by the Company for any reason prior to December 31, 2028, you will be entitled to (i) continued payment of your then-current base salary through December 31, 2028, (ii) continued participation in the standard benefits program in effect for employees, including medical, dental, life, and accident insurance, through December 31, 2028, and (iii) accelerated vesting of all of your unvested restricted stock award grants, effective immediately prior to such termination of employment; in each case, provided that (x) you execute and deliver to the Company a Release, (y) such Release is executed and delivered to the Company within 21 days after your termination date and (z) all time periods for revoking the Release have lapsed.

(d)	Change of Control. In the event of a Change of Control of the Company, if (i) you are not offered employment or continued employment by the Successor Entity upon consummation of such Change of Control during the Transition Period, or (ii) prior to the first anniversary of such Change of Control and during the Transition Period, (A) you are discharged by the Successor Entity other than for Severance Cause or (B) you resign from employment with the Successor Entity as a result of a Constructive Termination (as defined above), all of your unvested restricted stock award grants will vest and become exercisable immediately prior to such Change of Control or cessation of employment, as applicable.

3.	Non-Competition and Non-Disclosure Agreement. In consideration of your continued employment and the benefits to be provided pursuant to this letter agreement, you acknowledge and agree that the Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement between you and the Company dated July 22, 2024, a conformed copy of which is attached hereto as Exhibit A (the “Non-Competition and Non-Disclosure Agreement”) shall remain in full force and effect during the Officer Employment Period and the Transition Period and thereafter in accordance with its terms. You further agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

4.	Miscellaneous.

(a)	Reservation of Rights. The Company reserves the right to make changes to the corporate bonus plan and other benefits outlined in the letter above.

(b)	At-Will Employment. We recognize that you retain the option, as does the Company, of ending your employment at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will.

(c)	Tax Matters. The Company may withhold from any amounts payable under this letter agreement all federal, state, local and other taxes that are required to be withheld by applicable laws or regulations. The parties intend that payments and benefits provided under this letter agreement will either be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this letter agreement shall be interpreted and administered in accordance with such intent. Each amount or installment payment provided under this letter agreement shall be considered as a separate payment for purposes of Section 409A, and notwithstanding anything contained herein to the contrary, to the extent required in order to comply with Section 409A, any payments or benefits that otherwise would be provided during the six-month period immediately following your “separation from service” (within the meaning of Section 409A) shall instead be paid on the first business day after the date that is six months following your separation from service. With respect to any amounts or benefits that are conditioned on the receipt and non-revocation of a release of claims, if the period during which the Participant may execute such release of claims commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required to comply with Section 409A.

(d)	Assignment; Successors and Assigns. This letter agreement may not be assigned by either party except that the Company may assign this letter agreement to any affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This letter agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

(e)	Amendments and Waivers. No modification of or amendment to this letter agreement, nor any waiver of any rights under this letter agreement, will be effective unless in writing and signed by the party to be charged. No delay or omission by the Company in exercising any right under this letter agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f)	Governing Law. This letter agreement will be construed as a sealed instrument and will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding that may be commenced to resolve any matter arising under or relating to any provision of this letter agreement will be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and you hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Company.

If you agree with the terms and conditions of this letter agreement, please sign below. If you have any questions, please do not hesitate to contact Jamie Elliott at [***].

Sincerely,

/s/ Cabell Lolmaugh
Cabell Lolmaugh
President & CEO
Tile Shop Holdings, Inc.

I accept the offer of employment under the terms and conditions listed above.

/s/ Joseph Kinder	February 25, 2025
Joseph Kinder	Date

EXHIBIT A

TILE SHOP HOLDINGS, INC.

NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND

NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT (this “Agreement”) is made this 22nd day of July, 2024, by and between Tile Shop Holdings, Inc., a Delaware corporation (collectively with any predecessors, successors, and assignees, the “Company”), and Joe Kinder (“I” or “me”), to be effective on July 22, 2024. This Agreement replaces and supersedes in its entirety that certain Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement between me and the Company that was previously entered into effective as of July 31, 2020. This Agreement hereby is incorporated into the employment agreement between me and the Company as Exhibit A thereto, replacing and superseding in its entirety any such prior Exhibit A.

In consideration of my engagement or continued engagement as an officer, employee, director, advisor, partner, independent contractor or consultant of the Company (an “Associate”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.            DEFINITIONS.

1.1.            “Affiliate” means any direct or indirect subsidiary of the Company.

1.2.            “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information concerning the business, business relationships and financial affairs of the Company or its Affiliates whether or not in writing and whether or not labeled or identified as confidential or proprietary. By way of illustration, but not limitation, Confidential Information includes (a) Inventions and (b) research and development activities of the Company or its Affiliates, services and marketing plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, customer and supplier information and information disclosed to the Company or its Affiliates or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent disclosure of Confidential Information in accordance with the immunity provisions set forth in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning the disclosure is (1) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (2) under seal in connection with a lawsuit or other proceeding (including an anti-retaliation lawsuit) .

1.3.            “Inventions” means all ideas, concepts, discoveries, inventions, developments, improvements, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, or licenses to use (whether or not patentable or registrable under copyright or similar statutes), that are or were made, conceived, devised, invented, developed or reduced to practice or tangible medium by me, either alone or jointly with others (a) during any period that I am an Associate of the Company, whether or not during normal working hours or on the premises of the Company, that relate, directly or indirectly, to the business of the Company or its Affiliates, (b) at the request of or for the benefit of the Company during any period prior to my engagement as an Associate of the Company that relate, directly or indirectly, to the business of the Company or its Affiliates, or (c) that arise out of, or are incidental to, my engagement as an Associate of the Company.

1.4.            “Prior Inventions” means any inventions made, conceived, devised, invented, developed or first reduced to practice by me, under my direction or jointly with others prior to the date of this Agreement and that do not constitute Inventions within the meaning of Section 1.3 above. Prior Inventions also means an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the me for the Company.

1.5.            “Third Party Information” means any confidential or proprietary information received by the Company or its Affiliates from third parties.

2. CONFIDENTIALITY.

2.1.            Recognition of the Company’s Rights. I understand that the Company continually obtains and develops valuable Confidential Information that may or has become known to me in connection with my engagement as an Associate of the Company. I acknowledge that all Confidential Information is and will remain the exclusive property of the Company or the third party providing such Confidential Information to myself, the Company, or the Company’s Affiliates.

2.2.            Nondisclosure of Confidential Information. I agree that during the term of my engagement as an Associate of the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, publish or otherwise make available to any third party (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company), any Confidential Information of the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or as expressly authorized in writing by an executive officer of the Company. I agree that I will use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. I agree not to use such Confidential Information for my own benefit or for the benefit of any other person or business entity.

2.3.            Third Party Information. In addition, I understand that the Company has received and in the future will receive Third Party Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my engagement as an Associate of the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with the performance of their duties for the Company) or use any Third Party Information, except as such disclosure or use may be required in connection with the performance of my duties for the Company, or as expressly authorized in writing by an executive officer of the Company.

2.4.            Exceptions. My obligations under Sections 2.2 and 2.3 hereof will not apply to the extent that certain Confidential Information (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company or the Company’ s Affiliates and who imposes no obligation of confidence to me, the Company, or the Company’s Affiliates; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

2.5.            Protection and Return of Confidential Information. I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the premises of the Company, except to the extent necessary in the performance of my duties for the Company or unless expressly authorized in writing by an executive officer of the Company. Upon the termination of my engagement as an Associate of the Company, or at any time upon the Company’s request, I will return immediately to the Company any and all notes, memoranda, specifications, devices, formulas and documents, together with copies thereof, and any other material containing or disclosing any Confidential Information of the Company or Third Party Information then in my possession or under my control.

2.6            Protected Activity. Nothing contained in this Agreement, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit me from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  I do not need prior authorization of any kind to make any such reports or disclosures to any governmental agency and I am not required to notify the Company that I have made such reports or disclosures.  Nothing in this Agreement limits any right I may have to receive a whistleblower award or bounty for information provided to any governmental agency.

3. ASSIGNMENT OF INVENTIONS.

3.1.            Ownership of Inventions. I acknowledge that all Inventions already existing at the date of this Agreement or that arise after the date of this Agreement, belong to and are the absolute property of the Company and will not be used by me for any purpose other than carrying out my duties as an Associate of the Company.

3.2.            Assignment of Inventions; Enforcement of Rights. Subject to Section 3.6, I hereby assign and agree to assign in the future to the Company all of my right, title and interest to any and all Inventions and any and all related patent rights, copyrights and applications and registrations therefore. I also agree to assign all my right, title and interest in and to any particular Inventions to a third party as directed by the Company. During and after my engagement as an Associate of the Company, I will cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I will execute all documents that the Company reasonably requests in order to perfect the Company’s rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company’s request. I understand that, to the extent this Agreement is construed in accordance with the laws of any country or state that limits the assignability to the Company of certain inventions, this Agreement will be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such limitation.

3.3.            Works for Hire. I acknowledge that all original works of authorship made by me (solely or jointly with others) within the scope of my engagement as an Associate of the Company or any prior engagement by the Company, that are protectable by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and will be the property of the Company and the Company will be the sole author within the meaning of the Act. If the copyright to any such copyrightable work is not the property of the Company by operation of law, I will, without further consideration, assign to the Company all of my right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work. I hereby waive all claims to moral rights in any Inventions.

3.4.            Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions made by me during the period of my engagement as an Associate of the Company or any prior engagement by the Company, which records will be available to and remain the sole property of the Company at all times.

3.5.            Obligation to Keep Company Informed. During the period of my engagement as an Associate of the Company, and for six months after termination of my engagement as an Associate of the Company, I agree to promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one year after termination of my engagement as an Associate of the Company.

3.6.            Prior Inventions. I further represent that the attached Schedule A contains a complete list of all Prior Inventions. I agree to update and/or amend Schedule A during my employment as may be necessary and to promptly notify the Company of the same. Such Prior Inventions are considered to be my property or the property of third parties and are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, I represent that there are no such Prior Inventions. If I am claiming any Prior Inventions on Schedule A, I agree that, if in the course of my engagement as an Associate of the Company or any prior engagement by the Company, I incorporate any Prior Invention into a Company product, process or machine, the Company will automatically be granted and will have a non-exclusive, royalty-free, irrevocable, transferable, perpetual, world-wide license (with rights to sublicense) to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’ s prior written consent.

4. OTHER AGREEMENTS.

4.1.            No Conflicting Obligations. I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship that conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my engagement as an Associate of the Company. I agree I will not enter into any agreement, either written or oral, that conflicts with this Agreement.

4.2.            No Improper Use of Information of Prior Employers or Others. I understand that the Company does not desire to acquire from me any trade secrets, know-how or confidential business information I may have acquired from others. Therefore, I agree during my engagement as an Associate of the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.

5.            NON-COMPETITION. I agree that while I am engaged as an Associate of the Company and for a period of one year after termination or cessation of such engagement for any reason, I will not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in direct or indirect competition with the Company or its Affiliates, (b) conduct a business of the type or character engaged in by the Company or its Affiliates at the time of termination or cessation of my engagement as an Associate of the Company, or (c) develop products or services competitive with those of the Company or its Affiliates.

6.            GENERAL NON-SOLICITATION. I agree that while I am engaged as an Associate of the Company and for a period of one year after termination or cessation of such engagement for any reason, I will not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its Affiliates that were contacted, solicited or served by me while I was engaged as an Associate of the Company or any Affiliate.

7.            NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS. I agree that while I am engaged as an Associate of the Company and for a period of one year after termination or cessation of such engagement for any reason, I will not directly or indirectly hire, recruit, or solicit any employee, independent contractor or consultant of the Company or its Affiliates, or induce or attempt to induce any employee independent contractor or consultant of the Company or its Affiliates to discontinue his or her relationship with the Company or its Affiliates.

8.            NOTICE OF SUBSEQUENT EMPLOYMENT OR ENGAGEMENT. I will, for a period of one year after the termination or cessation of my engagement as an Associate of the Company, notify the Company of any change of address, and of any subsequent employment or engagement (stating the name and address of the employer and the nature of the position) or any other business activity.

9.            GENERAL.

9.1.            Assignment; Successors and Assigns. This Agreement may not be assigned by either party except that the Company may assign this Agreement to any Affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

9.2.            Entire Agreement. The obligations pursuant to Sections 2 and 3 of this Agreement will apply to any time during which I was previously engaged as an Associate of the Company, or am in the future engaged as an Associate of the Company or any Affiliate if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

9.3.            Severability. In the event that any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

9.4.            Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.5.            Employment. I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment (if any) with the Company. I understand that my employment (if any) is “at will” and that my obligations under this Agreement will not be affected by any change in my position, title or function with, or compensation, by the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.6.            Legal and Equitable Remedies. I acknowledge that (a) the business of the Company and its Affiliates is global in scope and its services may be marketed and sold throughout the world; (b) the Company and its Affiliates compete with other businesses that are or could be located in any part of the world; (c) the Company has required that I make the covenants contained in this Agreement as a condition to my engagement as an Associate of the Company; and (d) the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its Affiliates and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and its Affiliates and that in the event of such breach, the Company will be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing of the provisions of this Agreement, including reasonable attorneys’ fees. I agree that should I violate any obligation imposed on me in this Agreement, I will continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

9.7.            Governing Law. This Agreement will be construed as a sealed instrument and will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding that I may commence to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and I hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Company.

[Next Page is Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Joe Kinder
Joe Kinder

TILE SHOP HOLDINGS, INC.

By:	/s/ Cabell Lolmaugh
Name: Cabell Lolmaugh
Title: Chief Executive Officer